Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-265832, 333-254705, 333-236229, 333-232106, 333-226701, and 333-218468) and Form S-3 (Nos. 333-257640 and 333-225678) of G1 Therapeutics, Inc. of our report dated March 1, 2023 relating to the financial statements, which appear in this Form 10-K.

Raleigh, North Carolina
March 1, 2023